YORK MEDICAL INC. The Exchange Tower 2 First Canadian Place Suite 3640, P.O.Box 379 Toronto, Ontario Canada M5X 1J8 Tel: (416) 864-3500 Fax: (416) 864-1043

Joint Venture Shareholders' Agreement

November 14, 1995

Between: York Medical Inc. ("YM”), a company incorporated under the laws of the Province of Ontario, Canada, CIMYh4 INC., a company incorporated under the laws of the Province of Ontario, Canada ("CIMYM;'), and CIMAB S.A., ("CIMAB") a Cuban company incorporated under the laws of the Republic of Cuba, representing Centro de Inmunologia Molecular (“CIM”).

RECITALS

Whereas:

•	CIMAB entered into a licencing agreement on behalf of CIM, dated May 3, 1995 (the “Licencing Agreement");

•
CIMYM has been incorporated to serve as a joint venture company, owned as to 80% of its common equity by YM and as to 20% by CIMAB, to market the licenced products assigned to it by YM pursuant to the Licencing Agreement;

•	Certain of the benefits and obligations of the Licence Agreement have been assigned to CIMYM by YM; and

•	The purpose of this agreement is to set out the relationship between the parties hereto so that they will proceed on a mutually beneficial basis.

Now, therefore, for good and valuable consideration and the sum of one dollar (Canadian funds) paid by each party to the other, receipt of which is hereby acknowledged,

•	CIMYM shall have an unlimited number of common shares, the initial issue of which shall be as to 80% to YM and as to 20% to CIMAB.

•	No issued and outstanding shares in the capital of CIMYM shall be sold, transferred or otherwise disposed of to any person without the written consent of each of YM and CIMAB.

•
The issue of any additional common shares in the capital of CIMYM shall first be to each of YM and CIMAB in proportion to their shareholdings, and thereafter to any other person, but only with the consent of both of YM and CIMAB, such consent not to be withheld unreasonably.

•
The board of directors of CIMYM shall consist of five directors, three of whom shall be nominees of YM, two of whom shall be nominees of CIMAM. The initial directors of CIMYM shall be as set out in Appendix A hereto. The election of directors shall take place annually. The Board is required to meet once per year, and otherwise as deemed necessary for the conduct of the business of the joint venture in accordance with the Articles of Incorporation and the by-laws of CIMYM. The by-laws of CIMYM shall provide that a quorum for meetings of the board of directors shall be one of each of the YM and CIMAB nominees, notice shall be a minimum of 30 days prior to any meeting and meetings may be called at any time by two directors.

•
CIMYM shall use its best efforts to undertake and perform the terms of the assigned Licence Agreement. In all events CIMYM shall operate solely through YM in CIMYM’s commercialization of products pursuant to the Licence Agreement, any assignment thereof and regarding any future licencing agreements.

•
All material and out-of-the-ordinary-course of business contracts of CIMYM, including contracts or agreements respecting the borrowing of money, the issuance of guarantees, the entering into of non-arms-length agreements, the lending of money to  any persons related to CIMYM, the payment of dividends and the pledging of property are required to be approved by four fifths of the board of directors. Such approval may be evidenced either by a resolution of the board of directors of CIMYM or a written consent signed by the required number of directors. Any and all other matters relating to the business and affairs of CIMYM shall be governed by the Articles of Incorporation and by-laws or, to the extent not provided in them, by a majority of the directors of CIMYM evidenced as provided above.

•	The auditors of CIMYM shall be KPMG Peat Marwick. CIMYM’s full and accurate records of the net revenues shall be made available for inspection by CIMAB.

In witness whereof, the parties hereto have executed this Agreement by duly authorized officers or representatives thereof.

CIMAB S.A.	YORK MEDICAL INC.

duly authorized to sign	duly authorized to sign

CIMYM INC.

duly authorized to sign

APPENDIX A

Dra. Patricia Sierra Blazquez

Lic. Norkis Arteaga Morales

Ezra Solomon Lwowski

Hugh B. Anderson

Diane Joan Kalina (President)